SASCO CAPITAL, INC.

CODE OF ETHICS

APPLICABILITY:

This Policy applies to those employees of Sasco Capital involved in the management of client assets (“Access Persons”) and provides guidelines for the conduct of their personal investments. In general, applicability is intended to cover all employees who have direct responsibility for, or knowledge of, investment policy and employees who provide support services. All of Sasco’s employees are deemed “Access Persons”.

PREAMBLE:

Sasco Capital, Inc. holds its employees to a high standard of integrity and business practices. In carrying out its fiduciary responsibilities in servicing its clients, Sasco Capital strives to avoid conflicts of interest, or the appearance of conflicts of interest, in connection with the personal trading activities of its employees. While affirming its confidence in the integrity and good faith of all its employees, Sasco Capital recognizes that the knowledge of present or future portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of its clients, if they were to trade in securities eligible for investment in clients’ portfolios.

In view of the foregoing and the provisions of Rule 17j-1 and Rule 204A-1 under the Investment Company Act of 1940, as amended, (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), respectively, Sasco Capital has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. Every practical step must be taken to execute this Policy while at the same time avoiding unnecessary or complex interference with the privacy and freedom of the individuals concerned.

SCOPE:

The provisions of this Policy apply to every security transaction in which an employee has, or by reason of such transaction acquires, any direct or indirect beneficial interest in any account over which he has any direct or indirect control. Generally, an employee is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her immediate family members who reside with him or her. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian or other entity) if by reason of any contract, understanding or relationship, the employee obtains or may obtain therefrom benefits substantially equivalent to those of ownership. One does not derive a beneficial interest by virtue of serving as a trustee or executor unless they, or a member of their immediate family, have a vested interest in the income or corpus of the trust or estate. When employees serve in any such capacity, they should at all times avoid conduct in conflict with the interests of Sasco Capital’s clients.

GENERAL PRINCIPLES:

When Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles, as well as to the Code’s specific provisions:

a)	With respect to their personal investment activities, it is the duty of Access Persons at all times to place the interests of the clients first.

b)	Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest; and

c)	No inappropriate advantage should be taken of any position of trust and responsibility.

PRE-CLEARANCE PROCEDURES:

The following pre-clearance procedures must be followed when buying or selling any security that: (i) is held in Sasco Capital’s client portfolio; (ii) has been placed on Sasco Capital’s priority research list; or (iii) is being sold in an initial public offering or in a private offering. Any Access Person contemplating buying or selling any such security must first obtain pre-clearance approval from Sasco Capital’s assigned Chief Compliance Officer/Managing Director, prior to executing any such transaction. The Chief Compliance Officer will obtain pre-clearance approval from one of the Managing Directors of the firm. Approval will be granted if:

1)	Sasco Capital is not actively engaged in buying or selling the particular security on the day pre-clearance is requested;* and

*	Approval can be granted if trader had completed filling a small order for one client and not engaged in an across-the board buy or sell activity in that particular security.

2)	Sasco Capital has no “working order” with specific price limits in place with its trader at the time approval is requested.

3)	The particular security is not on Sasco Capital’s priority research list for imminent purchase consideration.

Approvals granted will be valid for no more than two business days, thereafter, a new pre-clearance request must be submitted for approval. The Chief Compliance Officer will maintain a log detailing all transactions approved for clearance. The log will include the following information with regard to every pre-clearance request:

1)	Date

2)	Name of Access Person making request

3)	Name of company for which securities were requested to be pre-cleared.

4)	Name of brokerage firm executing the trade

5)	Whether request is for an IPO Offering

6)	Chief Compliance Officer’s Approval (Yes or No).

Sasco Capital’s Chief Compliance Officer will maintain confidentiality of the pre-clearance logbook.

MIMIMUM HOLDING PERIOD:

A minimum holding period of 30 days is required for all purchases of stocks requiring pre-clearance from the Chief Compliance Officer. An employee can seek waiver of this 30-day minimum holding period in the event of a personal hardship occurrence by submitting a written request to the Chief Compliance Officer which would be reviewed by the Chief Compliance Officer and 2 Managing Directors.

Stocks that do not require pre-clearance approval are not subject to the minimum holding period, though all employees are encouraged to adhere to that policy.

EXEMPTED TRANSACTIONS:

The above pre-clearance procedures shall not apply to:

1)	Purchase or sale of any security that IS NOT held in Sasco Capital’s client portfolios, or placed on its research list.

2)	Purchase or sales of securities which had been placed by an Access Person with their broker at an earlier date with a “good till cancel” order specifying certain price limits.

3)	Securities transactions that are effected in connection with the exercise of rights to purchase additional securities from an issuer and granted by such issuer pro rata to all holders of a class of securities.

4)	Purchases which are part of an automatic dividend reinvestment plan.

5)	Open-end mutual funds.

6)	Government Securities.

IPO RULE:

No Access Person may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Chief Compliance Officer.

PRIVATE PLACEMENT RULE:

No Access Person may directly or indirectly invest in a private placement of securities unless the individual receives prior approval of the Chief Compliance Officer. Prior approval shall not be given if the Chief Compliance Officer believes that the investment opportunity should be reserved for Sasco Capitals clients, or is being offered to the individual by reason of his or her position with Sasco Capital.

SERVICE AS DIRECTOR:

No investment personnel shall serve on the board of directors of a publicly traded company.

MARKET TIMING PROHIBITED:

No employee will ever engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is a Managed Portfolio. For the purpose of the foregoing, “market timing” shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to employees investing in mutual funds through asset allocation programs, automatic reinvestment programs, 401(k) and similar retirement accounts and any other non-volitional investment vehicles.

GIFTS:

No Access Person shall accept gifts or other items with an annual aggregate value of more than $300 from any person or entity that does business with Sasco Capital.

REPORTING AND COMPLIANCE PROCEDURES

A)	Initial Holdings Reports:

(1)	Except as otherwise provided below, every Access Person shall report to the Chief Compliance Officer, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

a)	The title, number of shares, principal amount, exchange ticker symbol, or CUSIP number of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c)	The date that the report is submitted by the Access Person.

B)	Quarterly Transaction Reports:

To facilitate the quarterly holdings report requirement, all individuals are required to submit to the assigned Chief Compliance Officer a monthly report (no later than 30 days after the end of each month) that contains the following information:

1)	Date of transaction.

2)	Title, symbol and number of shares.

3)	Nature of the transaction (i.e., purchase, sale or any other type of acquisition/disposition).

4)	Price at which the transaction was effected.

5)	Name of the broker, dealer or bank with or through whom the transaction was placed.

All Access Persons will submit to the Chief Compliance Officer a report verifying that they have not opened any new brokerage accounts during the quarterly period. In addition, all Access Persons will submit a copy of their broker’s quarterly transaction statements.

B)	Annual Holdings Reports:

Every Access Person is required to submit annually, no later than 30 days following the end of the year, the following information to the Chief Compliance Officer (which information must be current as of a date no more than 45 days before the report is submitted).

1)	The title and number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership; and

2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

3)	The date that the report is submitted by the Access Person.

ANNUAL CERTIFICATIONS:

Each Access Person must certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

INTERPRETATIONS AND EXCEPTIONS:

Any questions regarding the applicability, meaning or administration of this Policy shall be referred by the person concerned in advance to the Chief Compliance Officer. Exemption from one or more of the above provisions may be granted only, if in the judgment of two Managing Directors, the fundamental fiduciary obligation of the person involved is not compromised. If prohibited transactions should cause a hardship for any individual, a request for an exception setting forth the basic facts should be submitted in writing to two Managing Directors and outside Legal Counsel for approval.

SANCTIONS:

Any breach of these provisions may constitute grounds for disciplinary action and may lead to dismissal from Sasco Capital.

ACKNOWLEDGEMENT:

Each employee to whom this Policy is applicable, shall receive a copy of this Policy and shall sign a receipt for same, in the format attached as the last page of this Policy, which shall constitute the employee’s agreement to comply with the terms of this Policy.